Attorneys at Law 1001 W. Fourth Street Winston-Salem, NC 27101 Phone: 336.607.7300 Fax: 336.607.7500

September 29, 2011

BPV Family of Funds
9202 S. Northshore Drive
Suite 300
Knoxville, TN 37922

Ladies and Gentlemen:

We have served as counsel for the BPV Family of Funds, a Delaware statutory trust (the “Trust”), which has filed for registration as an investment company under the Investment Company Act of 1940, as amended (File No. 811-22588) with an indefinite number of shares of the Trust registered for offer and sale under the Securities Act of 1933, as amended, pursuant to the Trust’s Registration Statement on Form N-1A (No. 333-175770) (the “Registration Statement”).

We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Trust and to the authorization and issuance of shares of the Trust, par value $.001 (which shares may be divided into one or more series including, without limitation, the BPV Core Diversification Fund and the BPV Wealth Preservation Fund (collectively, the “Funds”)) (the “Shares”), as we have deemed necessary and advisable.  The opinion set forth herein is limited to matters governed by the Delaware Statutory Trust Act and related judicial interpretations thereof, and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction.

In rendering this opinion, we have reviewed and relied upon a copy of the Trust's Certificate of Trust, the Trust's Declaration of Trust, the Trust’s By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates and oral representations of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we have deemed necessary and advisable.  In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that, after registration is effective for purposes of federal and applicable state securities laws, the Shares, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.

This opinion is intended only for your use in connection with the offering of the Shares and may not be relied upon by any person other than you and the shareholders of the Funds.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm and the opinion set forth herein in the Registration Statement.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Jeffrey Skinner
Jeffrey Skinner, a Partner